Exhibit 99.1
Contact: Charles Lambert
Finance Director
Medical Properties Trust, Inc.
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. REPORTS
THIRD QUARTER 2010 RESULTS
New Investments of $47.0 Million;
Sale and Redevelopment of River Oaks Facilities
          Birmingham, AL — November 4, 2010 — Medical Properties Trust, Inc. (NYSE: MPW) today announced financial and operating results for the quarter ended September 30, 2010.
THIRD QUARTER AND RECENT HIGHLIGHTS
•	Reported third quarter Normalized Funds from Operations (“FFO”) and Adjusted FFO (“AFFO”) per diluted share of $0.15 and $0.15, respectively, in-line with guidance as adjusted for certain non-routine expenses;

•	Entered into $30 million agreement to develop Phoenix-area general acute care hospital;

•	Commenced $17 million redevelopment of the River Oaks hospital in Houston;

•	Completed the sale of the Sharpstown facility for proceeds of $3 million;

•	Increased its revolving credit facility capacity by $30 million, to $330 million with the addition of a new lender, bringing total liquidity to approximately $425 million for additional investment opportunities;

•	Completed a property exchange with Community Health Systems, resulting in improved lease coverage and a gain of $1.5 million in the quarter;

•	Purchased $12.5 million of its 6.125% Senior Notes, leaving only $9.2 million of the 2006 Exchangeable Notes remaining to be paid by November 2011;

•	Paid 2010 third quarter cash dividend of $0.20 per share on October 14, 2010.
          “Since our last quarterly report, we have continued to create exciting investment opportunities that demonstrate the strength of our near term pipeline,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust, Inc. “We completed an agreement to develop a new general acute care hospital in the Phoenix area with a successful operator that is new to MPT. We are already negotiating agreements with the same operator for a second, similar facility.”

           The Company also completed the sale of the Sharpstown campus of the former Twelve Oaks Medical Center for $3 million and commenced an approximately $17 million redevelopment of the larger and better located River Oaks campus. MPT has reached non-binding agreements with several prospective tenants for River Oaks, including an LTACH operator, an ambulatory surgery center and a rehabilitation hospital.
          “Including the $74 million of acquisitions we announced in June, we have now committed more than $120 million to new investments since we restarted our acquisition program during the second quarter of this year,” said Aldag. Our investment pipeline remains very attractive and we expect to exceed our 2010 investment target of $150 million. Moreover, we continue to be bullish on our acquisition activity for 2011.”
OPERATING RESULTS
          The Company reported third quarter 2010 Normalized FFO and AFFO of $16.5 million and $16.9 million, or $0.15 and $0.15 per diluted share, respectively. This amount includes the property related expenses associated with the non-operating facilities of $0.6 million, or $0.01 per share. Excluding these expenses, third quarter Normalized FFO and AFFO were $0.16 per share. Normalized FFO and AFFO per diluted share for the third quarter of 2009 were $16.5 million and $16.1 million, or $0.21 and $0.20, respectively. All per share amounts were affected by an increase in the weighted average diluted common shares outstanding to 110.0 million for the three months ended September 30, 2010, from 78.7 million for the same period in 2009, primarily due to the common stock offering of 29.9 million shares completed in April of this year.
          The Company recorded a $1.5 million gain ($0.01 per share) resulting from the exchange of properties with Community Health Systems. The Company exchanged the real estate of the Cleveland Regional Medical Center for the real estate of the Hillsboro Regional Hospital. Both facilities are located in Texas. As a result of the sale, the Company wrote off $0.2 million of accrued straight-line rent. In addition, the accrued straight-line rent due from Monroe hospital was also written off in the quarter, resulting in a $2.5 million non-cash charge.
          The Company has purchased $12.5 million of its 6.125% Senior Notes due November 2011. As a result, only $9.2 million of the 2006 Exchangeable Notes remains outstanding. In relation to the repurchase, the Company recorded a debt extinguishment charge of $0.3 million in the third quarter of 2010.
LIQUIDITY
          As of November 3, 2010, the Company had approximately $425 million in available liquidity, net of funding commitments, through its cash balances and credit facilities. As previously announced, the Company secured an additional $30 million commitment of credit capacity under its Revolving Credit Facility to mature in 2013 from a financial institution that is a new lender to Medical Properties Trust, Inc., bringing the total facility capacity to $330 million.

DIVIDEND
          The Company’s Board of Directors declared a quarterly dividend of $0.20 per share of common stock, which was paid on October 14, 2010 to stockholders of record on September 14, 2010.
PORTFOLIO UPDATE
          At September 30, 2010, the Company had total gross real estate assets of approximately $1.2 billion comprised of 53 healthcare properties in 21 states leased to 15 hospital operating companies. Three of these investments are in the form of mortgage loans to two separate operating companies.
          Subsequent to September 30, 2010, the following transactions were completed:
•	Agreements to acquire, provide development funding and lease the $30 million, 36-bed Florence Hospital at Anthem in the greater Phoenix area; the hospital is expected to begin treating patients early in 2012 and will commence lease payment to MPT at that time. The Florence hospital will be developed and operated by Visionary Health, LLC, the highly successful operator of the 4-year old Gilbert Hospital in the Phoenix area.

•	Engaged contractors and commenced a $17 million redevelopment of the River Oaks campus of the former Twelve Oaks Medical Center in Houston. The redevelopment is expected to bring the facility into compliance with requirements of the Texas Department of Health for multiple health care providers in a single facility. The Company is currently negotiating term sheets with several prospective tenants that would result in occupancy of six of the eight floors as of completion of redevelopment, which is expected at the end of the third quarter of 2011.

•	Sale of the Sharpstown campus for $3 million cash and a gain of approximately $0.7 million. Sale of this campus will relieve MPT from approximately $0.7 million in annual carrying costs.
FUTURE OPERATIONS OUTLOOK
          Based solely on the September 30, 2010 portfolio, the Company estimates that annualized Normalized FFO per share would approximate $0.60 to $0.64. Once the Florence hospital is operational, the Company expects to record an additional $0.03 per share of revenue per year. MPT further continues to estimate that its existing portfolio of assets plus approximately $425 million of assets expected to be acquired with available liquidity will generate Normalized FFO of between $0.94 and $0.97 per share on an annualized basis once fully invested. This estimate assumes that average initial yields on new investments will range from 9.75% to 10.5%. Total debt to total real estate asset value subsequent to acquisition of $425 million of new properties is expected to be approximately 43%.
          These estimates do not include the effects, if any, of real estate operating costs, litigation costs, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. In addition, this estimate will change if $425 million in new acquisitions are not completed or such investments’ average initial yields are lower or higher than the range of 9.75% to 10.5%, market interest rates change, debt is refinanced, assets are sold, the River Oaks property is leased, other operating expenses vary or existing leases do not perform in accordance with their terms.
CONFERENCE CALL AND WEBCAST
          The Company has scheduled a conference call and webcast on Thursday, November 4, 2010 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2010. The dial-in telephone numbers for the conference call are 800-510-9661 (U.S.) and 617-614-3452 (International); using passcode 63427252. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.
          A telephone and webcast replay of the call will be available from shortly after the completion through November 18, 2010. Telephone numbers for the replay are 888-286-8010 and 617-801-6888 for U.S. and International callers, respectively. The replay passcode is 20768580.
About Medical Properties Trust, Inc.
          Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the capacity of the Company’s tenants to meet the terms of their agreements; annual Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangements; and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Form 10-K for the year ended December 31, 2009, as amended, and as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$981,730,246	$906,340,061
Real estate held for sale	1,990,052	71,667,931
Mortgage loans	206,774,128	200,163,980

Gross investment in real estate assets	1,190,494,426	1,178,171,972
Accumulated depreciation and amortization	(71,830,449)	(54,834,703)

Net investment in real estate assets	1,118,663,977	1,123,337,269

Cash and cash equivalents	106,481,444	15,306,889
Interest and rent receivable	28,656,264	19,845,699
Straight-line rent receivable	28,233,261	27,538,737
Other loans	51,153,585	110,841,900
Other assets	28,821,278	13,027,632

Total Assets	$1,362,009,809	$1,309,898,126

Liabilities and Equity
Liabilities
Debt, net	$370,012,663	$576,677,892
Accounts payable and accrued expenses	45,366,249	29,246,855
Deferred revenue	21,265,717	15,350,492
Lease deposits and other obligations to tenants	18,724,021	17,048,163

Total liabilities	455,368,650	638,323,402

Equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 150,000,000 shares; issued and outstanding - 110,010,961 at September 30, 2010, and 78,724,733 shares at December 31, 2009	110,011	78,725
Additional paid in capital	1,050,429,501	759,720,673
Distributions in excess of net income	(136,749,468)	(88,093,261)
Accumulated other comprehensive loss	(7,005,111)	—
Treasury shares, at cost	(262,343)	(262,343)

Total Medical Properties Trust, Inc. stockholders’ equity	906,522,590	671,443,794

Non-controlling interests	118,569	130,930

Total Equity	906,641,159	671,574,724

Total Liabilities and Equity	$1,362,009,809	$1,309,898,126

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenues
Rent billed	$24,003,740	$20,882,520	$70,626,610	$63,180,080
Straight-line rent	(1,083,839)	3,244,258	590,715	5,856,049
Interest and fee income	6,295,933	7,212,750	20,770,568	21,804,025

Total revenues	29,215,834	31,339,528	91,987,893	90,840,154
Expenses
Real estate depreciation and amortization	6,336,431	5,775,091	18,481,621	17,348,732
Loan impairment charge	—	—	12,000,000	—
Property-related	599,469	1,213,113	2,057,441	2,867,086
General and administrative	6,213,071	4,859,412	21,846,297	16,336,926

Total operating expenses	13,148,971	11,847,616	54,385,359	36,552,744

Operating income	16,066,863	19,491,912	37,602,534	54,287,410
Other income (expense)
Interest and other income (expense)	1,475,064	(6,397)	1,488,497	48,135
Debt refinancing costs	(342,074)	—	(6,556,285)	—
Interest expense	(8,091,636)	(9,390,069)	(26,105,715)	(28,284,390)

Net other expense	(6,958,646)	(9,396,466)	(31,173,503)	(28,236,255)

Income from continuing operations	9,108,217	10,095,446	6,429,031	26,051,155
Income (loss) from discontinued operations	(144,329)	288,910	5,953,702	2,908,848

Net income	8,963,888	10,384,356	12,382,733	28,960,003
Net income attributable to non-controlling interests	(44,992)	(10,417)	(62,684)	(29,597)

Net income attributable to MPT common stockholders	$8,918,896	$10,373,939	$12,320,049	$28,930,406

Earnings per common share — basic and diluted:
Income from continuing operations	$0.08	$0.12	$0.06	$0.32
Income from discontinued operations	—	0.01	0.06	0.04

Net income attributable to MPT common stockholders	$0.08	$0.13	$0.12	$0.36

Dividends declared per common share	$0.20	$0.20	$0.60	$0.60

Weighted average shares outstanding — basic	110,046,434	78,665,187	97,573,296	77,904,467
Weighted average shares outstanding — diluted	110,046,434	78,665,187	97,574,653	77,904,467

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010		September 30, 2009	September 30, 2010		September 30, 2009
FFO information:
Net income attributable to MPT common stockholders	$8,918,896		$10,373,939	$12,320,049		$28,930,406
Participating securities’ share in earnings	(315,582)		(371,547)	(994,488)		(1,142,294)

Net income, less participating securities’ share in earnings	$8,603,314		$10,002,392	$11,325,561		$27,788,112

Depreciation and amortization
Continuing operations	6,336,431		5,775,091	18,481,623		17,348,731
Discontinued operations	11,929		690,268	843,611		2,071,293
Loss (gain) on sale of real estate	(1,493,907)		—	(7,671,732)		—

Funds from operations	$13,457,767		$16,467,751	$22,979,063		$47,208,136

Write-off/reserve of straight-line rent	2,695,049		—	2,695,049		1,078,838
Debt refinancing costs	342,074		—	6,556,285		—
Executive severance	—		—	2,830,220		—
Loan impairment charge	—		—	12,000,000		—

Normalized funds from operations	$16,494,890		$16,467,751	$47,060,617		$48,286,974

Share-based compensation	1,366,249		1,386,195	4,329,348		4,282,551
Debt costs amortization	995,703		1,472,757	3,732,092		4,225,378
Additional rent received in advance	(300,000	) (A)	—	9,700,000	(A)	—
Straight-line rent revenue	(1,611,210)		(3,244,258)	(3,285,765)		(6,934,887)

Adjusted funds from operations	$16,945,632		$16,082,445	$61,536,292		$49,860,016

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.08		$0.13	$0.12		$0.36
Depreciation and amortization
Continuing operations	0.05		0.07	0.19		0.22
Discontinued operations	—		0.01	0.01		0.03
Loss (gain) on sale of real estate	(0.01)		—	(0.08)		—

Funds from operations	$0.12		$0.21	$0.24		$0.61

Write-off/reserve of straight-line rent	0.02		—	0.03		0.01
Debt refinancing costs	0.01		—	0.06		—
Executive severance	—		—	0.03		—
Loan impairment charge	—		—	0.12		—

Normalized funds from operations	$0.15		$0.21	$0.48		$0.62

Share-based compensation	0.01		0.02	0.04		0.05
Debt costs amortization	—		0.02	0.04		0.05
Additional rent received in advance	—		—	0.10		—
Straight-line rent revenue	(0.01)		(0.05)	(0.03)		(0.08)

Adjusted funds from operations	$0.15		$0.20	$0.63		$0.64

(A)	Represents additional rent from one tenant in advance of when we can recognize as revenue for accounting purposes.

This additional rent is being recorded to revenue on a straight-line basis over the lease life.
Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.